                                  EXHIBIT 12


               CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      AND PREFERRED DIVIDEND REQUIREMENTS
                            (Dollars in Thousands)

                                         Twelve Months Ended
                                                March 31                      Year Ended December 31
                                         --------------------   -------------------------------------------------
                                             1994      1993        1993      1992      1991      1990      1989
                                         --------------------   -------------------------------------------------
 Fixed charges, as defined:
   Interest expense                          7,031     7,480       7,038     7,478     7,793     8,374     8,063
   Amortization of debt issuance expense       578       447         562       402       362       373       370
                                          --------- ---------   --------- --------- --------- --------- ---------
     Total fixed charges                     7,609     7,927       7,600     7,880     8,155     8,747     8,433
                                          --------- ---------   --------- --------- --------- --------- ---------


 Earnings, as defined:
   Net earnings                              7,150     7,871       9,103     4,843     7,651     8,376     8,482
   Add (deduct):
    Income taxes                             4,264     4,499       5,224     2,817     4,206     4,547     5,178
    Cumulative effect of change
       in accounting method                   -         (209)       (209)     -         -         -         -
    Fixed charges                            7,609     7,927       7,600     7,880     8,155     8,747     8,433
                                          --------- ---------   --------- --------- --------- --------- ---------
     Total earnings                         19,023    20,088      21,718    15,540    20,012    21,670    22,093
                                          --------- ---------   --------- --------- --------- --------- ---------

 Ratio of earnings to fixed charges           2.50      2.53        2.86      1.97      2.45      2.48      2.62
                                          ========= =========   ========= ========= ========= ========= =========


 Fixed charges and preferred
   dividend requirements:
     Fixed charges                           7,609     7,927       7,600     7,880     8,155     8,747     8,433
     Preferred dividend requirements           916       930         913       941       229       238       287
                                          --------- ---------   --------- --------- --------- --------- ---------
     Total                                   8,525     8,857       8,513     8,821     8,384     8,985     8,720
                                          --------- ---------   --------- --------- --------- --------- ---------
 Ratio of earnings to fixed charges
   and preferred dividend requirements        2.23      2.27        2.55      1.76      2.39      2.41      2.53
                                          ========= =========   ========= ========= ========= ========= =========